Exhibit 10.9

Risk and Return Transfer Agreement

With Pan Hou Wei Ran—PHC Commodity Equity Interest Swap Fund No. 1

This Risk and Return Transfer Agreement with Pan Hou Wei Ran — PHC Commodity Equity Interest Swap Fund No.1 (the “Agreement”) was entered into on the day of September 30, 2015 by the following two parties in Shanghai, China.

Party A, is a member on Guangdong Precious Metals Exchange and have its legal address of [ADDRESS] (hereinafter referred to as “Party A”).

Pan Hou Wei Ran (Shanghai) Asset Management Co., Ltd., on behalf of Pan Hou Wei Ran — PHC Commodity Equity Interest Swap Fund No.1, under its management (hereinafter referred to as “Party B”), is a private fund company duly established under the law and registered in fund industry association, having its legal address of No.1112-5, Lane 528, New Jinlong Street, Zhujing Town, Jinshan District, Shanghai. Party B is the fund manager of Pan Hou Wei Ran —PHC Commodity Equity Interest Swap Fund No.1, having funds filing and issuing qualification.

Party A and Party B are hereinafter collectively referred to as “Parties”.

Whereas,

Party A is a comprehensive member of Guangdong Precious Metals Exchange (hereinafter referred to as “Exchange”). According to existing trading rules of Exchange, Party A acts as the counterparty of online spot commodity trading of its customer and thus trading positions are generated.

Party B raises capital from particular clients, acts as fund manager and makes investment with fund assets for the benefit of its fund shareholders. The Agreement is an investment project of Party B, as the fund manager of Pan Hou Wei Ran — PHC Commodity Equity Interest Swap Fund No. 1.

Both Parties confirm for the avoidance of doubt that the fund assets of Pan Hou Wei Ran — PHC Commodity Equity Interest Swap Fund No.1 is independent of and segregated from other assets owned or managed by Party B. All the risks and returns of Party B under this agreement shall be borne by Pan Hou Wei Ran — PHC Commodity Equity Interest Swap Fund No.1.

Party A, to hedge the risks relating to its trading positions and to reduce gains volatility, and Party B, to obtain potential gains resulting from Party A’s trading positions with fund assets investment, hereby execute the Agreement voluntarily. The parties conduct risk and return transfer under the terms and conditions of the Agreement.

NOW THEREFORE, the parties enter into the following agreement in respect of trading positions transfer through friendly negotiation:

1.              Definition

Unless the context of the Agreement stipulates otherwise, the capitalized terms shall have the meanings set out below:

“trading positions”	means trading positions Party A passively incurs due to its role as the counterparty of its customers’ trades in online spot commodity trading

“Net Gains/Net Losses”	in the case of a trading day, means the net gains or losses generated by settling trading positions held by Party A, exclusive of its trading commissions, bid-offer spreads and overnight fees

“Transfer Trading”	the meaning as defined in Article 2.1 of the Agreement

“Starting Date of Transfer Trading”	means the starting date of transfer trading as defined in Article 2.2

“Expiration Date of Transfer Trading”	means the expiring date of transfer trading as defined in Article 2.2

“Trading day”

means a set of trading day for Party A, which is the period between 23rd (inclusive) of the precious month and 22nd (inclusive) of the current month, provided that, for the first settlement period under this agreement, trading day shall be the Starting Date of Transfer Trading.

“Settlement Period”

means the period between 23rd (inclusive) of the precious month and 22nd (inclusive) of the current month, however, the last settlement period under this agreement shall be the period from the last payment date to the Expiration Date of Transfer Trading.

“Payment Period”	means the period between 23rd of a given month immediately after the Settlement Period and the last day of the same month.

2.                                      Transfer Trading

2.1                               Trading positions are generated by Party A acting as the counterparty of its customers’ trades in online spot commodity trading. If trading positions generate net gains, Party A shall pay all the net gains to Party B; if trading positions generate net losses, Party B shall pay the net losses to Party A (hereinafter referred to as “transfer trading”).

2.2                               The Starting Date of Transfer Trading is August 23, 2015 and the Expiration Date of Transfer Trading is October 1, 2020.

2.3                               Party B shall open an independent and segregated bank account to deposit fund assets and to make and receive payment for trading settlement (hereinafter referred to as “fund account”).

2.3.1                     Payment between the Parties under the Agreement shall be made via the fund account.

3.                                      Payment of Transfer Trading

3.1                               Net trading gains and losses from trading positions shall be settled and provided for on a daily basis and paid on a monthly basis during the Payment Period.

3.1.1                     Party A shall submit trading settlement data during corresponding Settlement Period to Party B before 12:00am of the 23rd of each month. Party B shall verify the trading settlement data and pay the net losses (if applicable) before the end of the month and Party A shall pay the net gains (if applicable) before the end of the month.

3.1.2                     If trading positions generate net gains during Settlement Period, Party A shall pay the net gains to the fund account during each Payment Period. If trading positions generate net losses during Settlement Period, Party B shall pay the net losses to Party A from the fund account during each Payment Period.

3.2                               The Parties’ Account Information

3.2.1                     Account Information of Party A

Account Name: [Party A’s Account Name]

Account Number: [Party A’s Account Number]

3.2.2                     Account Information of Party B (fund)

Account Name: [Party B’s Account Name]

Account Number: [Party B’s Account Number]

4.                                      Liability of Default

4.1                               The parties to the Agreement shall fully fulfill their obligations stipulated in the Agreement upon effectiveness of the Agreement. In case of any failure to perform the obligations under the Agreement or incomplete performance by any party, the defaulting party shall undertake default responsibility to the other party (“non-defaulting party”). This Agreement shall prevail, unless the parties agree otherwise.

4.2                               The parties agree and acknowledges that if trading settlement data cannot be accessed due to any reason except for the parties to the Agreement, resulting in difficulty in transfer trading payment, the parties have no obligation to settle or provide for the trading gains and losses until when trading settlement data is available again.

5.                                      Termination of the Agreement

5.1                               Except for the special cases stipulated by the law such as force majeure, the Agreement can only be terminated under the following conditions:

5.1.1                     The Expiration Date of Transfer Trading is due;

5.1.2                     Where Party A stops to act as the counterparty to its customers’ trades of online spot commodity trading, due to the discontinued operation of the exchange that Party A operates on or the termination of related business or a change of trading model, or where Party A is no longer able to perform the Agreement due to the change in laws, regulations and trading rules or required by supervision authorities, Party A may terminate this Agreement by written notice;

5.1.3                     The parties to the Agreement agree to terminate jointly by written approval;

5.1.4                     Other circumstances otherwise agreed by the parties.

6.                                      Force majeure

6.1                               Force majeure means any circumstances occurred after the execution date which is uncontrollable and unforeseeable or which is foreseeable but unavoidable as a result of which any party is unable to perform all or part of the Agreement. Force majeure events include but are not limited to, strikes, labor troubles or disturbances, explosions, fires, floods, earthquake, hurricane and/or other natural disasters, war, civil commotions, intentionally destruction, expropriation, confiscation, sovereign act of government, legal change, cooperation discontinuation between the two parties due to lack of approval in respect of certain matters by government or mandatory provisions and requirements by government, and other significant events or emergency events.

6.2                               In the event of any such events, the party affected shall give prompt notice to the other party in the most convenient way and submit detailed writing report to the other party within fifteen (15) days after the event occurred. The party affected by force majeure shall take all reasonable steps to overcome the effects of force majeure and reduce the loss caused by force majeure. The parties to the Agreement shall, in accordance with the effects of the events on the performance of the Agreement, decide whether to terminate or delay the performance of the Agreement or whether to exempt all or part of the obligations of the party affected

7.                                      Law Applicable and Disputes Resolution

7.1                               The execution, validity, interpretation, performance and disputes resolution of the Agreement shall be governed by and interpreted in accordance with the law of the People’s Republic of China.

7.2                               Any disputes arising from this agreement shall be first settled through friendly consultation; in case of no settlement amicably as aforesaid, shall be submitted to Shanghai Arbitration Committee for arbitration in accordance with its existing valid arbitration rules in Shanghai. The arbitration award shall be final and binding upon all the parties.

8.                                      Others

8.1                               Confidentiality

Trade secrets and business information of one party obtained by the other party in the process of performing this Agreement shall be kept in strict confidence, and shall not be disclosed in any way or to any third parties or applied for improper use without prior written consent of the owning party. The provision shall not apply to the information which can be disclosed stipulated by laws and regulations, required by government, judiciary or domestic or foreign stock exchange.

8.2                               Severability

In case all or part of any provisions contained herein shall be held to be illegal, invalid or unenforceable, such provisions or part of the provisions shall not be construed as part of this Agreement and the legality, validity or enforceability of any other provisions of this Agreement shall not be affected.

8.3                               Amendment

Any amendment to the Agreement shall be made in a written form signed by the parties. Signed written amendment to the Agreement shall form an integral part of this Agreement.

8.4                               Assignment

The Agreement is binding on both parties and their successors and is executed for the benefit of them; provided that, the rights or obligations under this Agreement shall not be assigned in whole or in part by any party without the prior written consent of the other party hereto.

8.5                               Notice

Any notice or other communication provided for in this Agreement by either party to the other party shall be made in written form and delivered by hand or by approved express delivery or by facsimile to the appropriate addresses of the parties set forth below. The date of receipt of a notice shall be confirmed in accordance with the following provisions:

(a)                     In the case of the notice delivered by hand, the date of receipt of a notice shall be the date delivered by hand;

(b)                     In the case of the notice delivered by approved express delivery, the date of receipt of a notice shall be the date on the return receipt; and

(c)                      In the case of the notice sent by facsimile, the date of receipt of a notice shall be next business day after the successful delivery and receipt of the facsimile.

Notice to Party A:

Address: [Party A’s Address]

Receiver: [Party A’s Contact Person]

Fax: [Party A’s Fax]

Notice to Party B:

Address: [Party B’s Address]

Receiver: [Party B’s Contact Person]

Fax: [Party B’s Fax]

8.6                               Original Text

This Agreement shall be executed in two counterparts, and each party will hold one counterpart. All of the counterparts shall have the equal legal effect.

(There is no text below. This is the signature page of Risk and Return Transfer Agreement with Pan Hou Wei Ran — Commodity Equity Interest Swap Fund No. 1)

IN WITNESS WHEREOF, each of parties hereto has caused this agreement to be executed by duly authorized representative on September 30, 2015 in Shanghai China.

[Party A’s Name]

[Party A’s Signature]

Pan Hou Wei Ran (Shanghai) Asset Management Co., Ltd., on behalf of Pan Hou Wei Ran —PHC Commodity Equity Interest Swap Fund No.1 under its management (Seal)

Signature (legal representative):